                                                                 Exhibit 3.1

                 AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                         OF

                               REALNAMES CORPORATION

                         (Incorporated November 19, 1996)

       RealNames Corporation (the "corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware (the "General Corporation Law"), hereby certifies as follows:

       1. That the corporation was originally incorporated on November 19, 1996 under the name Go Inc., pursuant to the General Corporation Law.

       2. Pursuant to Sections 242 and 245 of the General Corporation Law, this Amended and Restated Certificate of Incorporation restates and integrates and further amends the provisions of the Certificate of Incorporation of the corporation.

       3. The text of the Certificate of Incorporation is hereby amended and restated in its entirety as follows:

       "ONE. The name of the corporation is RealNames Corporation (the "corporation").

       TWO.   The address of the corporation's registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

       THREE. The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

       FOUR. The corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares of Common Stock that the corporation is authorized to issue is 200,000,000, with a par value of $0.001 per share. The total number of shares of Preferred Stock that the corporation is authorized to issue is 42,531,957, with a par value of $0.001 per share, 8,869,179 of which are designated "Series A Preferred Stock," 12,985,000 of which are designated "Series B Preferred Stock" and 15,677,778 of which are designated "Series C Preferred Stock" and 10,000,000 of which are undesignated.

       The undesignated 10,000,000 shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors is authorized to determine the number of shares of any such series. The Board of Directors is also authorized to determine or alter the powers, designations, preferences, rights and restrictions to be imposed upon any wholly unissued series of Preferred Stock and, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series.

       The corporation shall from time to time in accordance with the laws of the State of Delaware increase the authorized amount of its Common Stock if at any time the number of shares of Common Stock remaining unissued and available for issuance upon conversion of the Preferred Stock shall not be sufficient to permit conversion of the Preferred Stock.

       The relative rights, preferences, privileges and restrictions granted to or imposed upon the respective classes and series of the shares of capital stock or the holders thereof are as set forth below.

       SECTION 1. DIVIDENDS. The holders of the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock shall be entitled to receive, out of any funds legally available therefor, noncumulative dividends in an amount equal to $0.0361, $0.08 and $0.36 per share per annum, respectively, when and if declared by the corporation's board of directors. No dividend shall be paid on the Common Stock in any year, other than dividends payable solely in capital stock, until all dividends for such year have been declared and paid on the Preferred Stock, and no dividends on the Common Stock shall be paid unless, in addition to the preferential dividend above, the amount of such dividend on the Common Stock is also paid on the Preferred Stock on an as-converted to Common Stock basis.

       SECTION 2.  LIQUIDATION PREFERENCE.

              (a) In the event of any liquidation, dissolution or winding up of the corporation, prior and in preference to any distribution of any of the assets or funds of the corporation to the holders of the Common Stock by reason of their ownership of such stock, (i) the holders of Series A Preferred Stock shall be entitled to receive for each outstanding share of Series A Preferred Stock then held by them an amount equal to $0.902 plus declared but unpaid dividends on such share (as adjusted for any recapitalizations, stock combinations, stock dividends, stock splits and the like), (ii) the holders of Series B Preferred Stock shall be entitled to receive for each outstanding share of Series B Preferred Stock then held by them an amount equal to $2.00 plus declared but unpaid dividends on such share (as adjusted for any recapitalizations, stock combinations, stock dividends, stock splits and the like) and (iii) the holders of Series C Preferred Stock shall be entitled to receive for each outstanding share of Series C Preferred Stock then held by them an amount equal to $9.00 plus declared but unpaid dividends on such share (as adjusted for any recapitalizations, stock combinations, stock dividends, stock splits and the like). The Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock shall rank on parity as to the receipt of the respective preferential amounts for each such series upon the occurrence of such event. If, upon the occurrence of a liquidation, dissolution or winding up, the assets and funds of the corporation legally available for distribution to stockholders by reason of their ownership of stock of the corporation shall be insufficient to permit the payment to such holders of Preferred Stock of the full aforementioned preferential amounts, then the entire assets and funds of the corporation legally available for distribution to stockholders by reason of their ownership of stock of the corporation shall be distributed ratably among the holders of Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

              (b) Upon a liquidation, dissolution or winding up of the corporation, and after payment to the holders of Preferred Stock of the amounts to which they are entitled pursuant to Section 2(a), all assets and funds of the corporation that remain legally available for distribution to stockholders by reason of their ownership of stock of the corporation shall be distributed ratably among the holders of Common Stock in proportion to the number of shares of Common Stock held by each such holder.

              (c) A merger, consolidation or reorganization of this corporation with or into any other entity or entities, or a sale of all or substantially all of the assets of this corporation, or a series of related similar such transactions in which the holders of this corporation's capital stock prior to the consummation of such event hold less than 50% of the voting power of the surviving entity, shall be deemed to be a liquidation, dissolution or winding up within the meaning of this Article Four, Section 2.

              (d) If any of the assets of this corporation are to be distributed under this Section 2, or for any other purpose, in a form other than cash, then the board of directors shall be empowered to, and shall promptly determine the value of the assets to be distributed to the holders of Preferred Stock or Common Stock. This corporation shall, upon receipt of such determination, give prompt written notice of the determination to each holder of shares of Preferred Stock or Common Stock.

       SECTION 3.  CONVERSION.

       The holders of Preferred Stock shall have conversion rights as follows:

              (a) RIGHT TO CONVERT. Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the corporation or any transfer agent for such Preferred Stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the applicable Original Issue Price of such share of Preferred Stock by the Conversion Price (the "Conversion Price") at the time in effect for a share of such series of Preferred Stock. The Original Issue Price per share of Series A Preferred Stock is $0.451. The Conversion Price per share of Series A Preferred Stock initially shall be $0.451, subject to adjustment from time to time as provided below. The Original Issue Price per share of Series B Preferred Stock is $1.00. The Conversion Price per share of Series B Preferred Stock initially shall be $1.00, subject to adjustment from time to time as provided below. The Original Issue Price per share of Series C Preferred Stock is $4.50. The Conversion Price Per Share of Series C Preferred Stock initially shall be $4.50, subject to adjustment from time to time as provided below.

              (b) AUTOMATIC CONVERSION. Each share of Preferred Stock shall automatically be converted into shares of Common Stock at the then effective Conversion Price upon the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock to the public involving gross proceeds to the Company of not less than $35,000,000 at a per share offering price of at least $6.75 (as adjusted for any recapitalizations, stock combinations, stock dividends, stock splits and the like). Each share of a particular series of Preferred Stock shall be automatically converted into shares of Common Stock at the then effective Conversion Price upon the date specified in a written consent signed by the holders of not less than two-thirds of the outstanding shares of that series of Preferred Stock, voting separately as a series.

              (c) MECHANICS OF CONVERSION. No fractional shares of Common Stock shall be issued upon conversion of Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the corporation shall pay cash equal to such fraction multiplied by the then effective conversion ratio (a quotient determined by dividing the applicable Original Issue Price of such series of Preferred Stock by the applicable Conversion Price of such series of Preferred Stock). Before any holder of Preferred Stock shall be entitled to convert the same into shares of Common Stock pursuant to Section 3(a), such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the corporation or of any transfer agent for such Preferred Stock, and shall give written notice by mail, postage prepaid, to the corporation at its principal corporate office, of the election to convert the same, and such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted. In the event of an automatic conversion pursuant to Section 3(b), the outstanding shares of Preferred Stock shall be converted automatically without any further action by the holder of such shares and whether or not the certificates representing such shares are surrendered to the corporation or the transfer agent for such Preferred Stock; and the corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such automatic conversion unless the certificates evidencing such shares of Preferred Stock are either delivered to the corporation or the transfer agent for such Preferred Stock as provided above, or the holder notifies the corporation or the transfer agent for such Preferred Stock that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the corporation to indemnify the corporation from any loss incurred by it in connection with such certificates. The corporation shall, as soon as practicable thereafter, issue and deliver to such address as the holder may direct, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled. If the conversion is in connection with a public offering of securities described in
Section 3(b)(i), the conversion shall be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, and the conversion shall not be deemed to have occurred until immediately prior to the closing of such sale of securities.

              (d) STATUS OF CONVERTED STOCK. In the event any shares of Preferred Stock shall be converted pursuant to this Section 3, the shares so converted shall be canceled and shall not be reissued by the corporation.

              (e) ADJUSTMENT OF CONVERSION PRICE OF PREFERRED STOCK. The Conversion Price of each series of Preferred Stock shall be subject to adjustment from time to time as follows:

                     (i) ADJUSTMENTS FOR SUBDIVISIONS OR COMBINATIONS OF COMMON STOCK. In the event the outstanding shares of Common Stock shall be subdivided by stock split, stock dividend or otherwise, into a greater number of shares of Common Stock, the Conversion Price of each series of Preferred Stock then in effect shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding shares of Common Stock shall be combined or consolidated into a lesser number of shares of Common Stock, the Conversion Price of each series of Preferred Stock then in effect shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

                    (ii) ADJUSTMENTS FOR STOCK DIVIDENDS AND OTHER DISTRIBUTIONS. In the event the corporation makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, any distribution (excluding repurchases of securities by the corporation not made on a pro rata basis) payable in property or in securities of the corporation other than shares of Common Stock, and other than as otherwise adjusted for in this Section 3 or as provided for in Section 1 in connection with a dividend, then and in each such event the holders of Preferred Stock shall receive, at the time of such distribution, the amount of property or the number of securities of the corporation that they would have received had their Preferred Stock been converted into Common Stock on the date of such event.

                   (iii) ADJUSTMENTS FOR REORGANIZATIONS, RECLASSIFICATIONS OR SIMILAR EVENTS. If the Common Stock shall be changed into the same or a different number of shares of any other class or classes of stock or other securities or property, whether by capital reorganization, reclassification or otherwise, then each share of Preferred Stock shall thereafter be convertible into the number of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the corporation deliverable upon conversion of such shares of Preferred Stock shall have been entitled upon such reorganization, reclassification or other event.

                    (iv) ADJUSTMENTS FOR DILUTING ISSUES. In addition to the adjustment of the Conversion Prices as provided above, the respective Conversion Prices of the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock shall be subject to further adjustment from time to time as follows:

                         (A)   SPECIAL DEFINITIONS.

                               (1)    "Options" shall mean rights, options or
warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities.

                                (2)    "Original Issue Date" shall mean the
date on which the first share of Series C Preferred Stock was first issued.

                                (3)    "Convertible Securities" shall mean
securities convertible into or exchangeable for Common Stock, either directly or indirectly.

                                (4)    "Additional Shares of Common Stock"
shall mean all shares of Common Stock issued (or, pursuant to Section 3(e)(iv)(C) deemed to be issued) by the corporation after the Original Issue Date other than shares of Common Stock issued (or, pursuant to Section 3(e)(iv)(C) deemed to be issued):

                                         i)  upon conversion of shares of
Preferred Stock;

                                         ii) to employees, consultants, or
directors, but not exceeding 2,358,493 shares of Common Stock (net of repurchases thereof by the Company and the expiration of unexercised options) including without limitation upon the exercise of Options outstanding as of the Original Issue Date;

                                        iii) to equipment lessors, banks,
financial institutions or similar entities in a transaction approved by the vote of two-thirds of the members of the board of directors, the principal purpose of which is other than the raising of capital through the sale of equity securities of the corporation;

                                         iv) as a dividend or other
distribution in connection with which an adjustment to the Conversion Price is made pursuant to Section 3(e)(i), (ii) or (iii);

                                          v)  in the corporation's initial
public offering of Common Stock pursuant to effective registration statement under the Securities Act of 1933, as amended;

                                         vi) in a merger or acquisition that
is approved by the board of directors;

                                        vii) pursuant to any transaction
approved by the vote of two-thirds of the members of the board of directors primarily for the purpose of (A) a joint venture, technology licensing or research and development activity, (B) distribution or manufacture of the corporation's products or services, or (C) any other transaction involving a corporate partner that is primarily for a purpose other than raising capital; or

                                       viii) any shares issued, issuable or,
pursuant to Section 3(e)(iv)(C), deemed to be issued, if the holders of a majority of the then outstanding shares of each series of Preferred Stock consent in writing that such shares shall not constitute Additional Shares of Common Stock.

                            (B)    NO ADJUSTMENT OF CONVERSION PRICE.  No
adjustment to a Conversion Price shall be made pursuant to Section 3(e)(iv)(D) unless the consideration per share for an Additional Share of Common Stock issued (or, pursuant to Section 3(e)(iv)(C), deemed to be issued) by the corporation is less than such Conversion Price in effect on the date of, and immediately prior to, such issue, and provided that any such adjustment shall not have the effect of increasing such Conversion Price to an amount which exceeds the applicable Conversion Price existing immediately prior to such adjustment.

                            (C)    DEEMED ISSUE OF ADDITIONAL SHARES OF
COMMON STOCK. Except as otherwise provided in Section 3(e)(iv)(A) or 3(e)(iv)(B), in the event the corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of any holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that in any such case in which additional shares of Common Stock are deemed to be issued:

                                   (1)    no further adjustment in any
Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

                                   (2)    if such Options or Convertible
Securities by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the corporation, or increase or decrease in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, any Conversion Price computed upon the original issue thereof or upon the occurrence of a record date with respect thereto, and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease;

                                   (3)    upon the expiration of any such
Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, any Conversion Price computed upon the original issue thereof or upon the occurrence of a record date with respect thereto, and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if:

                                             i)  in the case of Convertible
Securities or Options for Common Stock, the only Additional Shares of Common Stock issued were shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities, and the consideration received therefor was the consideration actually received by the corporation for the issue of all such Options, whether or not exercised, plus the consideration actually received by the corporation upon such exercise, or for the issue of all such Convertible Securities, whether or not converted or exchanged, plus the additional consideration, if any, actually received by the corporation upon such conversion or exchange; and

                                             ii) in the case of Options for
Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options and the consideration received by the corporation for the Additional Shares of Common Stock deemed to have been then issued was the consideration actually received by the corporation for the issue of all such Options, whether or not exercised, plus the consideration deemed to have been received by the corporation upon the issue of the Convertible Securities with respect to which such Options were actually exercised;

                                   (4)    no readjustment pursuant to Section
3(e)(iv)(C)(2) or (3) above shall have the effect of increasing a Conversion Price to an amount which exceeds such Conversion Price as it existed immediately prior to the original adjustment with respect to the issuance of such Options or Convertible Securities, as adjusted for any Additional Shares of Common Stock issued (or, pursuant to Section 3(e)(iv)(C), deemed to be issued) between such original adjustment date and such readjustment date;

                                   (5)    in the case of any Options which
expire by their terms not more than 30 days after the date of issue thereof, no adjustment of a Conversion Price shall be made until the expiration or exercise of all such Options; and

                                   (6)    in the case of any Option or
Convertible Security with respect to which the maximum number of shares of Common Stock issuable upon exercise or conversion or exchange thereof is not determinable, no adjustment to a Conversion Price shall be made until such number becomes determinable.

                            (D)    ADJUSTMENT OF CONVERSION PRICE UPON
ISSUANCE OF ADDITIONAL SHARES OF COMMON STOCK. Subject to the limitation set forth in Section 3(e)(iv)(B) above, if Additional Shares of Common Stock are issued (or, pursuant to Section 3(e)(iv)(C), deemed to be issued) without consideration or for a consideration per share (computed on an as-converted to Common Stock basis) less than a Conversion Price in effect on the date of, and immediately prior to, such issue (a "Dilutive Issue"), then and in such event, such Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying such Conversion Price by a fraction, (x) the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares of Common Stock which the aggregate consideration received by the corporation for the total number of Additional Shares of Common Stock so issued would purchase at such Conversion Price, and (y) the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common Stock so issued. For the purposes of this
Section 3(e)(iv)(D), all shares of Common Stock issuable upon exercise of outstanding Options, upon conversion of outstanding Convertible Securities and upon conversion of Convertible Securities following exercise of outstanding Options therefor, shall be deemed to be outstanding, and immediately after any Additional Shares of Common Stock are deemed issued pursuant to Section 3(e)(iv)(C), such Additional Shares of Common Stock shall be deemed to be outstanding.

                            (E)    DETERMINATION OF CONSIDERATION.  For
purposes of this Section 3(e)(iv), the consideration received by the corporation for any Additional Shares of Common Stock issued (or, pursuant to Section 3(e)(iv)(C), deemed to be issued) shall be computed as follows:

                                   (1)    CASH AND PROPERTY.  Such
consideration shall:

                                             i)  insofar as it consists of
cash, be computed at the aggregate amount of cash received by the corporation after deducting any commissions paid by the corporation with respect to such issuance;

                                             ii) insofar as it consists of
property other than cash, be computed at the fair value thereof at the time of such issuance, as determined in good faith by the board of directors of the corporation; and

                                            iii) if Additional Shares of
Common Stock are issued (or, pursuant to Section 3(e)(iv)(C), deemed to be issued) together with other shares or securities or other assets of the corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (i) and (ii) above, as determined in good faith by the board of directors of the corporation.

                                   (2)    OPTIONS AND CONVERTIBLE SECURITIES.
The consideration received by the corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section 3(e)(iv)(C), relating to Options and Convertible Securities, shall be the sum of (x) the total amount, if any, received or receivable by the corporation as consideration for the issue of such Options or Convertible Securities, plus (y) the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities.

                            (F)    CERTIFICATE AS TO ADJUSTMENTS.  Upon the
occurrence of each adjustment or readjustment of a Conversion Price pursuant to this Section 3, the corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Preferred Stock to which such adjustment pertains a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Prices at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of such holder's Preferred Stock.

       SECTION 4.  VOTING.

              (a) GENERAL. Except as otherwise required by law, each holder of Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which the shares of Preferred Stock so held could be converted at the record date for determination of the stockholders entitled to vote, or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited. Except as required by law or as otherwise set forth herein (including without limitation Section 4(b)), all shares of all series of Preferred Stock and all shares of Common Stock shall vote together as a single class. Fractional votes by the holders of

Preferred Stock shall not, however, be permitted, and any fractional voting rights shall (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) be rounded down to the nearest whole number.

              (b) ELECTION OF DIRECTORS. The authorized number of directors of the corporation shall be set forth in the Bylaws of the corporation and may be increased or decreased by an amendment to such Bylaws in accordance with their provisions. For so long as at least 4,434,590 shares of Series A Preferred Stock remain outstanding (as adjusted for recapitalizations, stock combinations, stock dividends, stock splits and the like), the holders of shares of Series A Preferred Stock, voting separately as a class, shall be entitled to elect two (2) directors of the corporation at each election of directors (and to fill any vacancies with respect thereto). For so long as at least 6,492,500 shares of Series B Preferred Stock remain outstanding (as adjusted for recapitalizations, stock combinations, stock dividends, stock splits and the like), the holders of shares of Series B Preferred Stock, voting separately as a class, shall be entitled to elect one (1) director of the corporation at each election of directors (and to fill any vacancies with respect thereto). For so long as at least 7,777,778 shares of Series C Preferred Stock remain outstanding (as adjusted for recapitalizations, stock combinations, stock dividends, stock splits and the like), the holders of Series C Preferred Stock, voting separately as a class, shall be entitled to elect one (1) director of the corporation at each election of directors (and to fill any vacancies with respect thereto). The holders of shares of Common Stock shall be entitled to elect two (2) directors at each election of directors (and to fill any vacancies with respect thereto). All remaining directors, if any, shall be elected by a vote of the holders of shares of Preferred Stock and Common Stock voting together on as-converted to Common Stock basis.

              (c) APPROVAL BY HOLDERS OF SERIES A PREFERRED STOCK. The corporation shall not, without first obtaining the approval of the holders of not less than a majority of the then outstanding shares of Series A Preferred
Stock:

                        (i) authorize, create or issue any shares of any class or series of stock having any preference or priority superior to or on parity with any such preference or priority of the Series A Preferred Stock;

                       (ii) take any action resulting in the repurchase or redemption of shares of Common Stock or Preferred Stock of the corporation, except as set forth in Section 5 hereof or in the Second Amended and Restated Investor Rights Agreement dated on or about August 6, 1999 among the corporation and the purchasers of its Preferred Stock or in the Second Amended and Restated Right of First Refusal and Co-Sale Agreement dated on or about August 6, 1999 among the corporation, purchasers of its Preferred Stock and certain holders of the corporation's Common Stock;

                      (iii) amend or repeal any provision of, or add any provision to, the corporation's Certificate of Incorporation if such action would adversely alter or change in any material respect the rights, preferences, privileges, or restrictions of the Series A Preferred Stock;

                       (iv) effect (x) a consolidation, reorganization or merger of the corporation with or into any other corporation, which would result in the stockholders of the corporation immediately prior to such consolidation, reorganization or merger owning less than 50% of the voting power of the surviving corporation after such consolidation, reorganization or merger or (y) a sale or other disposition of more than 50% of the assets of the corporation in one or a series of related transactions; provided, however, that the provisions of this Section 4(c)(iv) shall not apply if such consolidation, merger, reorganization or sale or other disposition of assets would provide for aggregate per share consideration to each holder of shares of Series A Preferred Stock on an as converted to Common Stock basis, assuming conversion of all outstanding shares of Preferred Stock, of at least $1.804 (as adjusted for any recapitalizations, stock combinations, stock dividends, stock splits and the like);

                       (v) increase the number of authorized shares of Preferred Stock; or

                       (vi) pay any dividends on its Common Stock.

              (d) APPROVAL BY HOLDERS OF SERIES B PREFERRED STOCK. The corporation shall not, without first obtaining the approval of the holders of not less than a majority of the then outstanding shares of Series B Preferred
Stock:

                        (i) authorize, create or issue any shares of any class or series of stock having any preference or priority superior to or on parity with any such preference or priority of the Series B Preferred Stock;

                       (ii) take any action resulting in the repurchase or redemption of shares of Common Stock or Preferred Stock of the corporation, except as set forth in Section 5 hereof or in the Second Amended and Restated Investor Rights Agreement dated on or about August 6, 1999 among the corporation and the purchasers of its Preferred Stock or in the Second Amended and Restated Right of First Refusal and Co-Sale Agreement dated on or about August 6, 1999 among the corporation, purchasers of its Preferred Stock and certain holders of the corporation's Common Stock;

                      (iii) amend or repeal any provision of, or add any provision to, the corporation's Certificate of Incorporation if such action would adversely alter or change in any material respect the rights, preferences, privileges, or restrictions of the Series B Preferred Stock;

                       (iv) effect (x) a consolidation, reorganization or merger of the corporation with or into any other corporation, which would result in the stockholders of the corporation immediately prior to such consolidation, reorganization or merger owning less than 50% of the voting power of the surviving corporation after such consolidation, reorganization or merger or (y) a sale or other disposition of more than 50% of the assets of the corporation in one or a series of related transactions; provided, however, that the provisions of this Section 4(d)(iv) shall not apply if such consolidation, merger, reorganization or sale or other disposition of assets would provide for aggregate per share consideration to each holder of Series B Preferred Stock on an as converted to Common Stock basis, assuming conversion of all outstanding shares of Preferred Stock, of at least

$2.50 (as adjusted for any recapitalizations, stock combinations, stock dividends, stock splits and the like);

                        (v) increase the number of authorized shares of Preferred Stock; or

                       (vi) pay any dividends on its Common Stock.

              (e) APPROVAL BY HOLDERS OF SERIES C PREFERRED STOCK. The corporation shall not, without first obtaining the approval of the holders of not less than a majority of the then outstanding shares of Series C Preferred
Stock:

                        (i) authorize, create or issue any shares of any class or series of stock having any preference or priority superior to or on parity with any such preference or priority of the Series C Preferred Stock;

                       (ii) take any action resulting in the repurchase or redemption of shares of Common Stock or Preferred Stock of the corporation, except as set forth in Section 5 hereof or in the Second Amended and Restated Investor Rights Agreement dated on or about August 6, 1999 among the corporation and the purchasers of its Preferred Stock or in the Second Amended and Restated Right of First Refusal and Co-Sale Agreement dated on or about August 6, 1999 among the corporation, purchasers of its Preferred Stock and certain holders of the corporation's Common Stock;

                      (iii) amend or repeal any provision of, or add any provision to, the corporation's Certificate of Incorporation if such action would adversely alter or change in any material respect the rights, preferences, privileges, or restrictions of the Series C Preferred Stock;

                       (iv) effect (x) a consolidation, reorganization or merger of the corporation with or into any other corporation, which would result in the stockholders of the corporation immediately prior to such consolidation, reorganization or merger owning less than 50% of the voting power of the surviving corporation after such consolidation, reorganization or merger or (y) a sale or other disposition of more than 50% of the assets of the corporation in one or a series of related transactions; provided, however, that the provisions of this Section 4(e)(iv) shall not apply if such consolidation, merger, reorganization or sale or other disposition of assets provides for aggregate per share consideration to each holder of Series C Preferred Stock of at least $9.00 (as adjusted for any recapitalizations, stock combinations, stock dividends, stock splits and the like);

                        (v) increase the number of authorized shares of Preferred Stock; or

                       (vi) pay any dividends on its Common Stock.

       SECTION 5. CONSENT TO DISTRIBUTIONS. Each holder of Preferred Stock shall be deemed to have consented, for purposes of Sections 502, 503 and 506 of the California Corporations Code and Sections 1 and 2 of this Article Four, to distributions made by the corporation in connection with the repurchase of shares of Common Stock from employees, officers, directors or consultants of the corporation in connection with the termination of their employment or services pursuant to agreements or arrangements approved by the board of directors of the corporation.

       SECTION 6. REACQUIRED SHARES. Any shares of Preferred Stock purchased or otherwise acquired by the corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the board of directors, subject to the conditions and restrictions on issuance set forth herein.

       SECTION 7.  WAIVER OF RIGHTS, PREFERENCES OR PRIVILEGES.

              (a) Any right, preference or privilege of the Series A Preferred Stock may be waived by a majority of the outstanding shares of Series A Preferred Stock voting on an as converted to Common Stock basis, and such waiver shall be binding on all holders of Series A Preferred Stock.

              (b) Any right, preference or privilege of the Series B Preferred Stock may be waived by a majority of the outstanding shares of Series B Preferred Stock voting on an as converted to Common Stock basis, and such waiver shall be binding on all holders of Series B Preferred Stock.

              (c) Any right, preference or privilege of the Series C Preferred Stock may be waived by a majority of the outstanding shares of Series C Preferred Stock voting on an as converted to Common Stock basis, and such waiver shall be binding on all holders of Series C Preferred Stock.

       FIVE.  The corporation is to have perpetual existence.

       SIX.   Effective upon the effective date of the registration of any class of securities of the corporation pursuant to the requirements of the Securities Exchange Act of 1934, as amended (the "Effective Date"):

       (a) the directors of the corporation shall be divided into three classes as nearly equal in size as is practicable, hereby designated Class I, Class II and Class III. The term of office of the initial Class I directors shall expire at the first regularly-scheduled annual meeting of the stockholders following the Effective Date; the term of office of the initial Class II directors shall expire at the second annual meeting of the stockholders following the Effective Date; and the term of office of the initial Class III directors shall expire at the third annual meeting of the stockholders following the Effective Date. At each annual meeting of stockholders, commencing with the first regularly-scheduled annual meeting of stockholders following the Effective Date, each successor elected as a director of a Class whose term shall have expired at such annual meeting shall be elected to hold office until the third annual meeting next succeeding his or her election and until his or her respective successor shall have been duly elected and qualified.

       (b) no action that is required or permitted to be taken by the stockholders of the corporation at any annual or special meeting of stockholders may be effected by written consent of stockholders in lieu of a meeting of stockholders.

       SEVEN. In furtherance and not in limitation of the powers conferred by statute, the board of directors of the corporation is expressly authorized to make, alter, amend or repeal the Bylaws of the corporation.

       EIGHT. Elections of directors need not be by written ballot unless the Bylaws of the corporation shall so provide.

       NINE. The number of directors which constitute the whole Board of Directors of the corporation shall be designated in the Bylaws of the corporation and may be fixed from time to time by the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board of Directors for adoption). At each annual meeting of stockholders, directors of the corporation shall be elected to hold office until the expiration of the term for which they are elected and until their successors have been duly elected and qualified; except that if any such election shall not be so held, such election shall take place at a stockholders' meeting called and held in accordance with the General Corporation Law.

       TEN. Vacancies occurring on the Board of Directors for any reason and newly created directorships resulting from an increase in the authorized number of directors may be filled only by vote of a majority of the remaining members of the Board of Directors, although less than a quorum, at any meeting of the Board of Directors or by unanimous written consent of the Board of Directors. A person so elected by the Board of Directors to fill a vacancy or newly created directorship shall hold office until the next election of the Class for which such director shall have been chosen and until his or her successor shall have been duly elected and qualified.

       ELEVEN. Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of the corporation may provide. The books of the corporation may be kept outside of the State of Delaware at such place or places as may be designated from time to time by the board of directors of the corporation or in the Bylaws of the corporation.

       TWELVE.

       (a) To the fullest extent permitted by the Delaware General Corporation Law as the same exists or as may hereafter be amended, a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach fiduciary duty as a director.

       (b) The corporation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director, officer or employee of the corporation or any predecessor of the corporation or serves or served at any other enterprise as a director, officer or employee at the request of the corporation or any predecessor to the corporation.

       (c) Neither any amendment nor repeal of this Article TWELVE, nor the adoption of any provision of this corporation's Certificate of Incorporation inconsistent with this Article TWELVE, shall eliminate or reduce the effect of this Article TWELVE, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article TWELVE, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

       THIRTEEN. Advance notice of new business and stockholder nominations for the election of directors shall be given in the manner and to the extent provided in the Bylaws of the corporation.

       FOURTEEN The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

       4. The foregoing amendment and restatement of the Certificate of Incorporation has been duly approved by the board of directors of the corporation in accordance with the provisions of Sections 242 and 245 of the General Corporation Law.

       5. The foregoing amendment and restatement of the Certificate of Incorporation has been duly approved by the written consent of the stockholders in accordance with Sections 228 and 245 of the General Corporation Law. The total number of outstanding shares of Common Stock of the corporation is [21,855,088]. The total number of outstanding shares of Series A Preferred Stock of the corporation is 8,869,179. The total number of shares of Series B Preferred Stock of the corporation is 12,985,000. The total number of shares of Series C Preferred Stock of the corporation is 15,677,778. The number of shares held by stockholders who consented to this amendment in writing equaled or exceeded the required percentage. The percentages required were (i) more than 50% of the outstanding shares of Series A Preferred Stock, (ii) more than 50% of the outstanding shares of Series B Preferred Stock, (iii) more than 50% of the outstanding shares of Series B Preferred Stock, and (iv) more than 50% of the outstanding shares of capital stock of the corporation voting as one class on an as-converted to Common Stock basis. Pursuant to Section 228 of the General Corporation Law, prompt written notice of this amendment and restatement has been given to all stockholders who did not consent to this amendment.

       IN WITNESS WHEREOF, the corporation has caused this Amended and Restated Certificate of Incorporation to be signed by Keith W. Teare, its Chief Executive Officer, and attested to by Richard Steele, its Secretary, this ___ day of ____________ ___, 1999.

                                 REALNAMES CORPORATION



                                 --------------------------------------
                                 Keith Teare
                                 President and Chief Executive Officer

ATTEST:


--------------------------------
Richard Steele
Secretary